Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Announces Closure of its Courtland, Ala. Paper Mill

Permanent Closure to Reduce IP’s North American Uncoated Freesheet Production Capacity

MEMPHIS, Tenn. – Sept. 11, 2013 – International Paper (NYSE: IP) today announced plans to permanently close its Courtland, Ala. Mill, a facility that is part of the company’s Printing and Communications Papers Business. The mill will shut down in stages with a full closure expected to be complete by the end of the first quarter of 2014. This mill closure will reduce IP’s North American uncoated and coated freesheet paper production capacity by 950,000 tons, of which 765,000 is uncoated freesheet.

“These decisions are especially difficult because of the impact to long-serving and hard-working employees, their families and the surrounding communities,” said International Paper Chairman and CEO, John Faraci. “This decision to permanently close capacity is primarily being driven by demand decline for uncoated freesheet paper products in the United States.”

The Courtland Mill produces papers for forms, envelopes, labels, copiers, printers and magazines. The demand for uncoated freesheet in North America has been in decline since 1999 and has recently accelerated as consumers continue to switch to electronic alternatives such as online publications and electronic billing and filing.

International Paper is committed to helping the 1,100 employees impacted by the closure. The company will work closely with union officials concerning benefits and other assistance programs for impacted hourly employees. Salaried employees impacted by these machine shutdowns will be eligible for severance packages and outplacement assistance consistent with company policy. Employee assistance providers will be available to support employee and family needs.

“We explored numerous business and re-purposing options for the Courtland Mill, but concluded that permanently closing the mill best positions the business for the future,” said Printing and Communications Papers Senior Vice-President Tim Nicholls.

International Paper’s Printing and Communications Papers Business will consist of four paper mills focused on uncoated freesheet, bristols and specialty papers markets:

•	Two uncoated freesheet paper mills, Eastover, S.C. and Riverdale, Ala.

•	Two specialty paper mills, Georgetown, S.C. and Ticonderoga, N.Y.

The company’s fluff pulp business is not impacted by this announcement.

“IP’s Printing Papers business remains a valuable and strategic part of IP. Our manufacturing, commercial and supply chain capabilities are strong, as is our commitment to serving the North American uncoated freesheet market,” Nicholls added.

The company estimates that the mill closure will result in pre-tax noncash asset write-off and accelerated depreciation charges of approximately $550 million and pre-tax cash severance and other shutdown charges of approximately $125 million to be recorded during the remainder of 2013 and in 2014.

About International Paper

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging and uncoated papers, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs approximately 70,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2012 were $28 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to industry, global economic and other conditions that could affect the timing of the mill closure process. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287